Exhibit 4.16

FORTH AMENDMENT FOR THE
EXCLUSIVE RAGNAROK LICENSE AND DISTRIBUTION
AGREEMENT

     THIS FORTH AMENDMENT FOR THE EXCLUSIVE RAGNAROK LICENSE AND DISTRIBUTION AGREEMENT(the “Agreement”), is made and entered into on 18th May, 2005(“Effective Date”), by and among Gravity Corporation, a corporation duly organized and existing under the laws of the Republic of Korea (“Korea”) and having offices at 4th Floor, Shingu Building, 620-2 Shinsa-Dong, Kangnam-Ku, Seoul, Korea (“Licensor”), and SOFT-WORLD International Corporation, a corporation duly organized and existing under the laws of Taiwan, R.O.C. and having it offices at 13th Floor, No. 1-16 KuoCien Road, Chien-Chen District, Haoshiung 806, Taiwan (“Soft-world”) and Value Central Corporation, a corporation duly organized and existing under the laws of the Independent Sate of Western Samoa and having its offices at P.O. Box 217, Apia, Samoa (“Licensee”), and, together with Soft-world and the Licensor, the (“Parties”)

WITNESSETH:

     WHEREAS, the Licensor, Licensee and Soft-world entered into an Exclusive Ragnarok License and Distribution Agreement dated October 21, 2002 (the “Original Agreement”), under which the Licensor licensed its rights to the online computer game “Ragnarok” (the “Game”) to the Service Company (as defined in the Original Agreement) through the Licensee and provided technical assistance in connection therewith pursuant to the terms of the Original Agreement.

     WHEREAS, pursuant to Article 13.1 thereof, the term of the Original Agreement expired on May 21, 2005, being the second anniversary of the date that the commercial service of the Chinese version of the Game commenced in the Territory (as defined in the Original Agreement)(the “Expiration Date”).

     WHEREAS, No later than four(4) month prior to the Expiration Date, the Licensor, under Article 13.2 thereof, granted to the Licensee to negotiate the re-execution thereof for thirty(30) days.

     WHEREAS, as the result of negotiation above, the Parties desire to extend the Original Agreement for an additional Three (3) months from the Expiration Date.

     NOW, THEREFORE, it is hereby agreed as follows:

     Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Original Agreement.

     Article 1. The Parties hereby agree to extend the term of the Original Agreement for a period of Three (3) months from the Expiration Date (the “Additional Term”) including, but not limited to, the Licensor’s payment of the Royalty and maintenance of the Minimum Guarantee during the Additional Term.

     Article 2. Nothing in this Agreement shall limit the Licensor from negotiating or entering into agreements with third parties in respect of the grant of the License for the Territory during or subsequent to the Additional Term.

     Article 3. In the event that the Parties do not enter into a new agreement for the grant of the License to the Licensee in the Territory during the Additional Term, the Original Agreement shall automatically expire on the day immediately following the final day of thereof unless otherwise agreed between the Parties, and Article 14 of the Original Agreement shall apply in respect of such termination, provided, that, Soft-world and the Licensee hereby also agree to transfer (or procure the transfer of) all Game Database, User Database, in their possession or control relating to the service of the Game in the Territory to such servers or other electronic storage media as directed by the Licensee to any third party designated by Licensor for a period of Three (3) months(“Phase Out Period”) after the Expiration of this Agreement (or another reasonable period agreed by Parties). In addition to data transfer, during the Phase Out Period, Soft-world and Licensee also agree to faithfully support Licensor and any other 3rd party designated by Licensor to make the game available in the territory.

     Article 4 This Agreement shall become effective since the Effective date, and shall remain in effect for Three (3) months, But shall automatically expire since the day that Licensor makes an agreement for the grant of license to any third party during this agreement.

     Article 5. Except as provided herein, the respective rights and obligations of the Parties under the Original Agreement shall apply during the Additional Term and, for the avoidance of doubt, the expiry of this Agreement shall not affect the effectiveness of Articles 7, 10, 11, 12, 14.4 and 16 of the Original Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

Licensor:	GRAVITY CORPORATION

/s/ David Woong-Jin Yoon

Name: David Woong-Jin Yoon
Title: President & CEO

Soft-world:	SOFT-WORLD INTERNATIONA CORPORATION

/s/ Chin-Po Wang

Name: Mr. Chin-Po Wang
Title: President

Licensee:	VALUE CENTRAL CORPORATION

/s/ Alex Hung

Name: Alex Hung
Title: CEO

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